UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2011

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California	95035-7405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 27, 2011, Dialogic Inc. (the “Company”) appointed John T. Hanson as the Company’s new chief financial officer and its principal financial and accounting officer. As of September 27, 2011, Mr. Hanson replaced the Company’s former principal accounting officer and principal financial officer, Jean Gagnon. Mr. Hanson is 54 years old and from April 2008 until April 2011, Mr. Hanson served as chief financial officer for One Communications Corp, a local exchange carrier located in Boston, Massachusetts. From January 2003 until April 2008, Mr. Hanson served in various roles at Motorola Inc., including vice president finance global service business from April 2007 through April 2008, vice president enterprise business from August 2005 through April 2007, and vice president finance integrated solutions division from January 2003 through August 2005. Prior to working at Motorola, Inc., Mr. Hanson served in various senior financial roles.

On September 27, 2011, the Company entered into an offer letter with Mr. Hanson (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Hanson is entitled to an annual base salary of $400,000 and an annual performance-based incentive bonus of up to 50% of his annual salary at the discretion of the Company’s Board of Directors (the “Board”) based on achievement of performance objectives as determined by the Board and the chief executive officer; provided however, that, subject to his continued service, Mr. Hanson’s incentive bonus shall be $50,000 for the year ending December 31, 2011 and a minimum of $150,000 for the year ending December 31, 2012.

In the event the Company terminates Mr. Hanson’s employment without Cause or Mr. Hanson resigns for Good Reason (as such terms are defined in the Offer Letter) prior to December 31, 2011, Mr. Hanson will be entitled to receive a cash payment equal to 24 months of his then-current base salary. If the Company terminates Mr. Hanson’s employment without Cause or Mr. Hanson resigns for Good Reason after December 31, 2011, Mr. Hanson will be entitled to receive (i) a cash payment equal to 12 months of his then-current base salary, (ii) any guaranteed bonus amount described above or, if such termination occurs in a period for which there is no guaranteed bonus, his target bonus for such period, and (iii) cash payments made over time in an amount equal to the cost of continuing health insurance benefits for up to 12 months upon Mr. Hanson’s timely election of COBRA continuation coverage (such benefits as described in the preceding two sentences collectively referred to as the “Severance Benefits”). In each case, receipt of the Severance Benefits by Mr. Hanson is subject to (x) his continued compliance with the obligations under his proprietary information and invention agreement with the Company while receiving such Severance Benefits, (y) the execution of a general release in favor of the Company, and (z) his resignation from the Board if he is a member at the time of termination.

If the Company terminates Mr. Hanson’s employment without Cause or Mr. Hanson resigns for Good Reason within 12 months of a Change of Control (as defined in the Offer Letter), Mr. Hanson will receive full vesting of his compensatory stock grants, including any outstanding stock option and restricted stock unit grants, on the effective date of such termination in addition to the Severance Benefits described above.

In accordance with the terms of the Offer Letter, the Board also approved on September 27, 2011 (the “Grant Date”) the grant of a stock option to Mr. Hanson to purchase 350,000 shares of Common Stock of the Company (the “Option”) pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan. The Option has an exercise price of $2.59 per share, representing the closing price per share of the Company’s Common Stock on the NASDAQ Stock Market on the Grant Date. Subject to Mr. Hanson’s continued employment with the Company, the Option will vest over four years, with the first 25% of the shares subject to the Option vesting on one year anniversary of the Grant Date and the remainder vesting in equal monthly installments over the following 36-month period; provided, however, that, if the Company terminates Mr. Hanson’s employment without Cause or Mr. Hanson resigns for Good Reason, in each case within 12 months of a Change of Control as described above, all then-unvested shares subject to the Option shall immediately vest.

The foregoing summary of the Offer Letter is qualified in its entirety by the agreement, which is attached hereto as Exhibits 10.1 and incorporated herein by reference.

There are no arrangements or understandings between Mr. Hanson and any other persons pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Hanson and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer.

Item 8.01. Other Events.

On September 29, 2011, the Company issued a press release entitled “Dialogic Inc. Names John Hanson as New Executive Vice President and Chief Financial Officer.” A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated September 26, 2011, by and between Dialogic Inc. and John T. Hanson.

99.1	Press Release, dated September 29, 2011, entitled “Dialogic Inc. Names John Hanson as New Executive Vice President and Chief Financial Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: September 29, 2011
	By:	/s/ Eric C. Schlezinger
Eric C. Schlezinger
Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated September 26, 2011, by and between Dialogic Inc. and John T. Hanson.

99.1	Press Release, dated September 29, 2011, entitled “Dialogic Inc. Names John Hanson as New Executive Vice President and Chief Financial Officer.”